Exhibit 10.3

MANTECH INTERNATIONAL CORPORATION

STANDARD TERMS AND CONDITIONS FOR

INCENTIVE STOCK AWARDS

These Standard Terms and Conditions apply to any Incentive Shares granted under the Management Incentive Plan of ManTech International Corporation (the “Plan”), which are evidenced by a Term Sheet or an action of the Committee that specifically refers to these Standard Terms and Conditions.

1.	Terms of Incentive Shares

ManTech International Corporation, a Delaware corporation (“ManTech”), has granted to the Employee named in the Term Sheet provided to the Employee (the “Term Sheet”) the number of Incentive Shares of ManTech’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), set forth in the Term Sheet, subject to the restrictions and the other terms and conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan (each as amended from time to time). For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to ManTech shall include a reference to any Subsidiary.

2.	Vesting of Incentive Shares

The Incentive Shares shall be forfeitable and nontransferable by the Employee until the Incentive Shares become vested, as described in the Term Sheet. The vesting of the Incentive Shares is subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan. In addition to the vesting as provided in the Term Sheet, the Incentive Shares will be subject to the following provisions:

A.	Upon the date of a termination of the Employee’s employment as a result of the death or disability of the Employee, the Incentive Shares shall become fully vested.

B.	Upon the date of a termination of the Employee’s employment with ManTech for any reason other than the death or disability of the Employee, any Incentive Shares that are not yet vested as of such termination date shall be forfeited back to ManTech, and the award shall terminate as of such date.

Once vested, the Incentive Shares shall be nonforfeitable and freely transferable. The vesting period of the Incentive Shares may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Employee is on an approved leave of absence or is employed on a less than full time basis, provided that the Committee may take into consideration any accounting consequences to ManTech in making any such adjustment.

3.	Delivery of Incentive Shares

ManTech shall, as soon as administratively practicable after the Grant Date, direct ManTech’s transfer agent for Common Stock to make a book entry record showing ownership for the Incentive Shares in the Employee’s name (or, at the request of the Employee, in the Employee’s and Employee’s spouse’s names as community property or as joint tenants with right of survivorship), subject to the terms and conditions of the Term Sheet, the Standard Terms and Conditions and the Plan. As soon as practicable following the date on which the Incentive Shares become nonforfeitable and fully transferable pursuant to Section 2 above, ManTech will issue appropriate instructions to that effect to the transfer agent for Common Stock.

Fractional shares may not be issued. ManTech shall not be obligated to deliver any shares of Common Stock during any period when ManTech determines that the vesting or delivery of the shares would violate any federal, state or other applicable laws.

4.	Power of Attorney

As a condition of receiving the award of Incentive Shares, Employee appoints the Corporate Secretary of ManTech as his or her attorney in fact, with full power of substitution, and authorizes him or her to provide instructions to ManTech’s registrar and transfer agent for Common Stock as ManTech may deem necessary or proper to comply with the intent and purposes of the Term Sheet, these Standard Terms and Conditions and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by Employee’s attorney in fact under the terms of this Section 4.

5.	Restrictions on Resales of Shares

ManTech may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Employee or other subsequent transfers by the Employee of any shares of Common Stock that become nonforfeitable and freely transferable as a result of the vesting of the Incentive Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Employee and other shareholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	Withholding Taxes

To the extent required by applicable federal, state, local or foreign law, the Employee shall make arrangements satisfactory to ManTech for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the Incentive Shares. Employee may direct ManTech to withhold the number of whole Restricted Shares otherwise deliverable to Employee upon grant or vesting of the award that have an aggregate fair market value (measured as of the applicable withholding date) equal to the amount of any federal, state or local income taxes that Employee may be subject to in connection with the grant or vesting of such shares. ManTech will not withhold any fractional shares and if fractional share withholding would result, Employee shall make arrangements satisfactory to ManTech for payment of the excess withholding amount in cash. ManTech shall not be required to issue shares or to recognize the grant or vesting of such shares until such obligations are satisfied.

7.	Non-Transferability of Incentive Shares

Unless otherwise provided by the Committee, the Employee may not, prior to the vesting of such shares, assign or transfer the Incentive Shares to anyone other than by will or the laws of descent and distribution. ManTech may cancel the Employee’s award of Incentive Shares if the Employee attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	The Plan and Other Agreements

In addition to these Standard Terms and Conditions, the Employee shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. The Term Sheet, these Standard

Terms and Conditions and the Plan constitute the entire understanding between the Employee and ManTech regarding the Incentive Shares. Any prior agreements, commitments or negotiations concerning the Incentive Shares are superseded.

9.	Shareholder Rights; Dividends; No Right to Continued Employment

Subject to the provisions of the Term Sheet, these Standard Terms and Conditions and the Plan, Employee shall have all of the rights of a holder of Common Stock with respect to all of the Incentive Shares awarded to him or her, from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon. Any stock dividends or other similar distributions paid with respect to the Incentive Shares shall be subject to the same restrictions and other terms and conditions as set forth in the Term Sheet, these Standard Terms and Conditions and the Plan. Any cash dividends or other similar distributions paid with respect to the Incentive Shares shall be converted into shares of Common Stock (based on the fair market value of the Common Stock as of the date of the dividend payment) and such shares shall be subject to the same restrictions and other terms and conditions as set forth in the Term Sheet, these Standard Terms and Conditions and the Plan. Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Employee any right to continue in ManTech’s employ or service nor limit in any way ManTech’s right to terminate the Employee’s employment at any time for any reason.

10.	Notices

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to ManTech to:

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

Attention: Chief Financial Officer

Fax: (703) 218-6000

with a copy to:

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

Attention: Legal Department

Fax: (703) 218-8398

If to the Employee, to the address of the Employee in the records of ManTech.

11.	General

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings that precede the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion. In the event the Employee or other holder of the Incentive Shares believes that a decision by the Committee with respect to such person was arbitrary or capricious, the Employee or other holder may file suit in state court in the Commonwealth of Virginia. The review by the court shall be limited to determining whether the Committee’s decision was arbitrary or capricious. This lawsuit shall be the sole and exclusive review permitted of the Committee’s decision.

12.	Definitions

For purposes of these Standard Terms and Conditions, the terms set forth below shall have the following meanings:

A.	“Termination of employment” shall mean ceasing to serve as a full time employee of ManTech, except that an approved leave of absence or approved employment on a less than full time basis may constitute employment unless the Committee provides otherwise. The Plan incorporates the definition of “employee” from the General Instructions to Form S-8 of the Securities Act of 1933, which provides that the term includes “any employee, director, general partner, trustee, officer, or consultant.” The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division, business unit, joint venture or Subsidiary that employs an Employee, shall be deemed to result in a termination of employment with ManTech for purposes of any affected Employee’s Incentive Shares, and the Committee’s decision shall be final and binding.

B.	“Subsidiary” means any corporation, including a limited liability corporation, in which ManTech owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation.